Exhibit 8(b)

November 3, 2006

Taberna Realty Finance Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as legal counsel to Taberna Realty Finance Trust, a Maryland real estate investment trust (the “Company”), in connection with an Agreement and Plan of Merger, dated as of June 8, 2006 (the “Agreement”), among RAIT Investment Trust, a Maryland real estate investment trust (“Parent”), RT Sub Inc., a Maryland corporation (“Merger Sub”), and the Company, as described in a Registration Statement on Form S-4, File No. 333-136197, filed by Parent with the U.S. Securities and Exchange Commission on August 1, 2006, as amended by Amendment No. 1, filed on September 13, 2006, Amendment No. 2, filed on October 11, 2006, and Amendment No. 3, filed on November 3, 2006 (as amended, the “Registration Statement”). Pursuant to the Agreement, Merger Sub will merge (the “Merger”) with and into the Company. In connection with the Registration Statement, you have requested our opinion with respect to certain U.S. federal income tax matters related to the Merger. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed herein, with your consent, we have examined and relied on (i) the Agreement, (ii) the Registration Statement, (iii) a certificate of representations, dated the date hereof, provided by the Company and a certificate of representations, dated the date hereof, provided by Parent (collectively, the “Certificates of Representations”), and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein. In addition, for purposes of this opinion, we have assumed that each of the Company and Parent qualifies as a real estate investment within the meaning of Section 856 of the Code (a “REIT”) for its taxable year in which the Effective Time occurs. In this regard, we note the opinion of Clifford Chance US LLP, addressed to Parent and dated the date hereof, to the effect that the Company qualifies as a REIT, and the opinion of Ledgewood, PC, addressed to the Company and dated the date hereof, to the effect that Parent qualifies as a REIT, in each case, delivered in connection with the Registration Statement.

In our examination of the foregoing documents, with your consent, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (v) the Merger will be consummated in accordance with the terms of the Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vii) the parties at all times will operate in accordance with the method of operation described in their organizational documents, the Certificates of Representations and the Registration Statement.

For purposes of rendering the opinion expressed herein, we have also assumed, with your consent, that the factual representations contained in the Certificates of Representations are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, that Parent and the Company have complied with and will continue to comply with the covenants and agreements set forth in the Certificates of Representations and the Agreement, and that each factual representation contained in the Certificates of Representations to the best of the knowledge of Parent or the Company is accurate and complete and will remain accurate and complete at all times up to and including the Effective Time without regard to such qualification as to the best of the Company’s or Parent’s knowledge.

Our opinion could be affected if any of the facts set forth in the Agreement, the Registration Statement or the Certificates of Representations are or become inaccurate or if there is a failure to comply with any of the covenants and agreements in the Agreement or the Certificates of Representations.

Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be parties to such reorganization within the meaning of Section 368(b) of the Code.

The opinion expressed herein represents our conclusion as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supercede our opinion will not be forthcoming. The opinion expressed herein represents our conclusions based upon the assumptions, documents, facts and representations, covenants and agreements referred to above. Any material amendments to such documents, changes in any significant facts, or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinion. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.

The opinion expressed herein is (i) limited to those matters expressly covered and no opinion is to be implied in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Company. We assume no obligation to update our opinion in the event that there is either a change in the legal authorities, facts or documents on which we have relied in rendering our opinion.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP